Exhibit 11.1

Wallbox N.V.

Insider Trading Compliance Policy

U.S. Federal laws and regulations prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws and regulations also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Wallbox N.V. (together with its subsidiaries, the "Company") requires its personnel to comply at all times with federal laws and regulations governing insider trading. Violating such laws and regulations can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Persons Covered and Administration of Poli9:

This Insider Trading Compliance Policy (this "Policy") applies to all officers, directors and employees of the Company. For purposes of this Policy, "officers" refer to those individuals who meet the definition of "officer" under Section 16 of the Securities Exchange Act of 1934 (as amended, the "Exchange Act"). Individuals subject to this Policy are responsible for ensuring that members of their household comply with this Policy. This Policy also applies to any entities controlled by individuals subject to this Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual's own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors and employees, together with any other person designated as being subject to this Policy by the Nominating and Corporate Governance Committee or its designee (the ''NCGC"), are referred to collectively as "Covered Persons."

Questions regarding this Policy should be directed to the NCGC, who is responsible for the administration of this Policy.

Policy Statement

Unless otherwise permitted by this Policy, no Covered Person shall:

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purchase, sell, gift or otherwise transfer any security of the Company while in possession of material nonpublic information about the Company;
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purchase, sell, gift or otherwise transfer any security of any other company, while in possession of material nonpublic information about the other company obtained in connection with their employment by or service to the Company;

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directly or indirectly communicate material nonpublic information to anyone outside the Company unless in accordance with Company policy regarding confidential information; or
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directly or indirectly communicate material nonpublic information to anyone within the Company except on a need-to-lmow basis.

For this purpose:

"Securities" includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments.

"Purchase" and "sale" are defined broadly under the federal securities law. "Purchase" includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. "Sale" includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options or warrants, puts, calls, pledging and margin loans, or other derivative securities.

Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company's business or to any type of security. Also, information that something is likely to happen in the future--or even just that it may happen-could be deemed material.

Examples of material information may include (but are not limited to) information about:

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corporate earnings or earnings forecasts;
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possible mergers, acquisitions, tender offers, or dispositions;
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major new products or product developments;
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important business developments, such as developments regarding strategic collaborations;
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management or control changes;
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significant financing developments, including pending public sales or offerings of debt or equity securities;
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defaults on borrowings;
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bankruptcies;
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cybersecurity or data security incidents; and
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significant litigation or regulatory actions.

Information is '':nonpublic" if it is not available to the general public. In order for information to be considered "public," it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the

U.S. Securities and Exchange Commission (the ''SEC") or a Regulation FD-compliant conference call. The NCGC shall have sole discretion to decide whether information is public for purposes of this Policy.

The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.

Quarterly Blackout Periods

Directors, officers or employees of the Company (with their controlled entities and household members) must not purchase, sell, gift or otherwise transfer any security of the Company during any blackout period, except as otherwise permitted by this Policy.

The quarterly blackout period:

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begins on the 7th calendar day before the end of the last month of each fiscal quarter; and

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ends after completion of one trading day after the earnings release for that quarter.

A "trading day" is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to release earnings on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Monday. If the Company were to release earnings on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. Any question as to whether information is publicly available shall be directed to the following email: legal@wallbox.com.

Additional B1ackout Periods

From time totime, the NCGC may determine that an additional blackout period is appropriate. Persons subject to an additional blackout period must not purchase, sell, gift or otherwise transfer any security of the Company, except as otherwise permitted by this Policy, and must not disclose that an additional blackout period is in effect.

Pre-Clearance of Transactions

Any person designated in Exhibit I of this Policy, which may be amended form time to time by the NCGC, (each, a "Pre-Clearance Person") (with their controlled entities and household members) must pre-clear each transaction in any security of the Company.

A request for pre-clearance must be in writing, should be made at least ten business days in advance of the proposed transaction, and should include the identity of the Pre-Clearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Pre-Clearance Person must execute a certification that he or she is not aware of material nonpublic information about the Company. The NCGC shall have sole discretion to decide whether to clear any contemplated transaction for Group A Pre-Clearance Persons, as defined in Exhibit I. The Board of Directors shall have sole discretion to decide whether to clear any contemplated transaction for any member of the NCGC. The Chief Financial Officer shall have sole discretion to decide whether to clear any contemplated transaction for Group B Pre-Clearance Persons, as defined in Exhibit I. Pre-clearance approval will remain valid for five business days for transactions without a proposed transaction date. Notwithstanding receipt of pre-clearance, if the Pre� Clearance Person becomes aware of material nonpublic information, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

The term "business day'' means any day on which the New York Stock Exchange is open for business, other than any such day on which banks, transfer agencies and depositories for securities in New York State are closed.

Pre-clearance should not be understood to represent legal advice by the company that a proposed transaction complies with the law. None of the Company, the NCGC, the Chief Financial Officer, or the Company's other employees will have any liability for any delay in reviewing, or refusal of, a request for pre-clearance.

Exempt Transactions

This Policy, except for provisions set forth in the Prohibited Transactions section below, does not apply to:

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transactions directly with the Company;

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gift transactions for family or estate planning purposes, where securities are gifted to a person or entity subject to this Policy, except that gift transactions involving Company securities are subject to pre-clearance;

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transactions relating to equity incentive awards without any open-market sale of securities (e.g., cash exercises of stock options or the "net settlement" of restricted stock units but not broker-assisted cashless exercises or open-market sales to cover taxes upon the vesting of restricted stock units);
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where the Company offers its securities under an employee stock purchase plan, the purchase of such securities through such employee stock purchase plan; however, the sale of any such securities and changing instructions regarding the level of withholding contributions which are used to purchase such securities is not an exempt transaction;

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"sell-to-cover'' transactions pursuant to a non-discretionary policy adopted by the Company that is intended to facilitate the payment of withholding taxes associated with vesting of equity awards (other than stock options);

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transactions under a pre-cleared Rule 10b5-l plan;

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transactions under a pre-cleared non-Rule I0b5-1 trading arrangement as defined in Item 408(c) of Regulation S-K); or

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any transaction that was pre-cleared by the NCGC or its designee or, in the case of directors members of the NCGC, the Board o fDirectors and, in the case of the Group B Pre-Clearance Persons, as defined in Exhibit I, the Chief Financial Officer.

Rule 10b5-1 Trading Plans

The restrictions in this Policy, except for provisions set forth in the Prohibited Transactions section below, do not apply to transactions under a trading plan (a "Trading Plan") that satisfies either:

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the conditions of Rule 10b5-l; or

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the elements of a non-Rule 10b5- I trading arrangement as defined in Item 408(c) of Regulation S-K; and

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the NCGC, Chief Financial Officer or Board of Directors has pre-approved in the terms hereof.

The NCGC may impose such other conditions on the implementation and operation of a Trading Plan as the NCGC deems necessary or advisable.

An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and early terminations of a Trading Plan are subject to pre-approval by the NCGC.

The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the NCGC or the Board of Directors, in its discretion,

determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Compliance of a Trading Plan with the terms of Rule 10b5-l and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the NCGC, Chief Financial Officer, or the Company's other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

Prohibited Transactions

The Company has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in the Company's securities.

Short Sales

Short sales generally involve selling securities that the seller does not currently own, typically with the intention of buying them back at a lower price in the future. Short sales of the Company's securities, or sales of shares that the Covered Person does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, are prohibited by this Policy.

Publicly-traded Options

Publicly traded options are transaction in puts, calls, or other derivative securities involving the Company's equity securities, on an exchange, on an over-the-counter market, or in any other organized market. Transactions in publicly-traded options are prohibited by this Policy.

Hedging Transactions

Hedging transactions involving the Company's securities are designed to hedge or offset, any decrease in the market value of the Company's equity securities. Hedging transactions may be in the form of, for example, prepaid variable forward contracts, equity swaps, collars and exchange funds, or other transactions that hedge or offset or are designed to hedge or offset any decrease in the market value of the Company's securities. Hedging transactions are prohibited by this Policy.

Margin Accounts and Pledging

Margin accounts allow investors to borrow funds from a broker to purchase securities, with the securities themselves serving as collateral for the loan. Pledging involves using securities as collateral for a loan. Covered Persons are prohibited from pledging Company securities as collateral for a loan, purchasing Company securities on margin (i.e., borrowing money to purchase the securities), or placing Company securities in a margin account.

This prohibition does not apply to cashless exercises of stock options under the Company's equity plans, nor to situations approved in advance by the NCGC or Board of Directors.

Partnership Distributions

Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership or other similar entity with which a director is affiliated to distribute Company securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.

Post-Termination Transactions

If an individual is in possession of material nonpublic information when the individual's service terminates, the restrictions set forth in ''Policy Statement" above continue to apply until that information has become public or is no longer material.

Policy Administration

The NCGC has authority to interpret, amend, and implement this Policy. This authority includes interpreting or waiving the terms of this Policy, to the extent consistent with its general purpose and applicable securities Laws. The Board of Directors will administer this Policy as it applies to any trading activity by the members of the NCGC. The Board will approve any waiver of the terms of this Policy for directors or officers.

Certification of Compliance

All Covered Persons may be asked periodically to certify their compliance with the terms and provisions of this Policy.

Effective Date: October16, 2025

Exhibit!

Pre-Clearance Persons

Group A

The Pre-Clearance Persons identified under this section shall be designated as 'Group A' persons and shall include the following:

Directors (board members), excluding members of the NCGC Officers, and

Management team members as detailed in the investors

(https://investors.wallbox.com/management-team) from time to time.

web page

GroupB

The Pre-Clearance Persons identified under this section shall be designated as 'Group B' persons and shall include the following:

-VP;

Employee directors and senior directors; and

Employees working in the following departments: (i) legal department; (ii) finance/controlling;

(iii) corporate development; (iv) investor relations; and (iv) subsidies.